CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

NEURO-HITECH, INC. WITH AND INTO
NEURO-HITECH PHARMACEUTICALS, INC.

Pursuant to Section 253 of the
General Corporation Law of the State of Delaware

NEURO-HITECH PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of NEURO-HITECH, INC., a Delaware corporation (the “Subsidiary”), with and into the Company, with the Company remaining as the surviving corporation.

FIRST:	The Company is incorporated pursuant to the General Corporation Law of the State of Delaware (“DGCL”). The Subsidiary is incorporated pursuant to the DGCL.

SECOND:	The Company owns all of the outstanding shares of each class of capital stock of the Subsidiary.

THIRD:
The Board of Directors of the Company, by a resolution duly adopted on July 7, 2006, determined (i) to merge the Subsidiary with and into the Company pursuant to Section 253 of the DGCL and (ii), effective upon the Merger, to change Company’s name to “Neuro-Hitech, Inc.” A certified copy of the Resolution is attached to, and incorporated into, this Certificate of Ownership and Merger as Exhibit A.

FOURTH:	The Company shall be the surviving corporation of the Merger. The name of the surviving corporation shall be amended in the Merger to be “Neuro-Hitech, Inc.”

FIFTH:
The Certificate of Incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

FIRST: The name of this Corporation is NEURO-HITECH, INC.

The Certificate of Incorporation, as so amended, shall be the certificate of incorporation of the surviving corporation.

This Certificate of Ownership and Merger shall be effective at 8:00 A.M. (Eastern Time), August 11, 2006.

IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this 11th day of July, 2006.

NEURO-HITECH PHARMACEUTICALS, INC.

By:	/s/ David Barrett
David Barrett
Chief Financial Officer

EXHIBIT A

NEURO-HITECH PHARAMCEUTICALS, INC.
SECRETARY’S CERTIFICATE

The undersigned certifies that he is the duly qualified, appointed and acting Secretary of Neuro-Hitech Pharmaceuticals, Inc., a Delaware corporation, and that on July 7, 2006, by unanimous written consent of the Board of Directors, the following resolutions were adopted and have not since been amended or rescinded, and are in full force and effect as of the date hereof:

WHEREAS, this Board deems it advisable and in the best interests of Neuro-Hitech Pharmaceuticals, Inc. (“NHPI”) to change its corporate name to Neuro-Hitech, Inc. by effecting a merger between a newly-formed Delaware corporation that is a wholly-owned subsidiary of NHPI (“Newco”) and NHPI.

NOW THEREFORE BE IT RESOLVED, that, pursuant to Section 253 of the General Corporation Law of the State of Delaware, NHPI shall merge (the “Merger”) with Newco with NHPI being the surviving corporation of such Merger;

RESOLVED FURTHER, that the effective time of the Merger shall be as stated in the Certificate of Ownership and Merger of Newco with and into NHPI, filed with the office of the Secretary of the State of the State of Delaware (the “Effective Time”);

RESOLVED FURTHER, that at the Effective Time, (i) NHPI shall assume all of Newco’s liabilities and obligations, (ii) the identity, existence, rights, privileges, powers, franchises properties and assets of NHPI shall continue unaffected and unimpaired by the Merger, and (iii) the identity and separate existence of Newco shall cease, and that all of the rights, privileges, powers, franchises, properties and assets of Newco shall be vested in NHPI;

RESOLVED FURTHER, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding or treasury share of capital stock of NHPI shall remain unchanged and continue to remain outstanding or held in treasury, respectively, as one share of capital stock of NHPI, held by the person who was the holder of such share of capital stock of NHPI immediately prior to the Merger;

RESOLVED FURTHER, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of Newco shall be cancelled and no consideration shall be issued in respect thereof;

RESOLVED FURTHER, that, at the Effective Time, Article I of the Certificate of Incorporation of NHPI shall be amended to read in its entirety as follows:

FIRST: The name of this Corporation is NEURO-HITECH, INC.

RESOLVED FURTHER, that each officer of NHPI is authorized (i) to make and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions and the date of adoption thereof, and, in the discretion of such officer, specifying therein an Effective Time subsequent to the filing thereof and (ii) to file the same in the office of the Secretary of State of the State of Delaware;

RESOLVED FURTHER, that in connection with changing NHPI’s name, each officer of NHPI is authorized, in the name and on behalf of NHPI, to enter into any agreements with the office of the Secretary of State of the State of Delaware, and to make and execute such additional certificates and to file the same in the office of the Secretary of State of the State of Delaware, in each case as may, in his judgment, be required or advisable.

RESOLVED FURTHER, that, after the Effective Time, each officer of NHPI is hereby authorized, in the name and on behalf of NHPI, to apply to, and to take such steps and to execute such documents as may be required or desirable to, change the name in which NHPI is qualified to do business, in such jurisdictions as it is qualified, to reflect the change in NHPI’s name;

RESOLVED FURTHER, that each officer of NHPI is hereby authorized, in the name and on behalf of NHPI, to prepare, execute and file such documents, and to take such steps, as may be necessary or desirable, to reflect the change in NHPI’s name and the change of NHPI’s ticker symbol;

RESOLVED FURTHER, that all actions to be taken or heretofore taken by any officer or agent of NHPI in connection with any matter referred to or contemplated by any of the foregoing resolutions be, and they hereby are, approved, ratified and confirmed in all respects;

RESOLVED FURTHER, that, at any time prior to the Effective Time, the Merger may be amended, modified, terminated or abandoned by action of the Board of Directors of NHPI; and

RESOLVED FURTHER, that each officer of NHPI is authorized to do all acts and things and to sign, seal, execute, acknowledge, file, deliver and record all papers, instruments, agreements, documents and certificates, and to pay all charges, fees, taxes and other expenses, from time to time necessary, desirable or appropriate, in his judgment, to be done, signed, sealed, executed, acknowledged, filed, delivered, recorded or paid, under any applicable law, or otherwise, and to certify as having been adopted by this Board of Directors any form of resolution required by any law, regulation or agency, in order to effectuate the purpose of the foregoing resolutions or any of them or to carry out the transactions contemplated hereby.

IN WITNESS WHEREOF, I have executed this certificate as of the 11th day of July 2006.

NEURO-HITECH PHARMACEUTICALS, INC.

By:	/s/ Reuben Seltzer
Reuben Seltzer
Chief Executive Officer, President and Secretary